Tonix Pharmaceuticals Holding Corp. S-8

Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Tonix Pharmaceuticals Holding Corp. (the “Company”) on Form S-8 to be filed on or about December 6, 2024 of our report dated April 1, 2024, on our audits of the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 1, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

December 6, 2024